Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-15805, 333-45026, 333-62020, 333-106569 and 333-106570) of Aware, Inc. of our report dated February 18, 2014, relating to our audits of the consolidated financial statements and the financial statement schedule as of and for the two years ending December 31, 2013 and internal control over financial reporting as of December 31, 2013, which appear in this Annual Report on Form 10-K of Aware, Inc. for the year ending December 31, 2013.

/s/ McGladrey LLP
Boston, Massachusetts
February 18, 2014